Exhibit 10.19.1

PHARMEDIUM HEALTHCARE HOLDINGS, INC.

INDEPENDENT DIRECTOR COMPENSATION PROGRAM

The independent director compensation program at PharMEDium consists of:

•	an annual retainer in the amount of $100,000, which is paid 50% in cash and 50% in capital stock;

•	the cash component is paid quarterly ($12,500 upon a director joining the Board, and thereafter on or about the 15th day of the first month of each calendar quarter);

•	the stock component is paid twice per annum ($25,000 upon a director joining the Board, and thereafter in March and November of each calendar year); and

•	all stock compensation will be calculated based upon the then current Fair Market Value of a share of capital stock as determined by the Board.

There is no incremental stipend or additional amount for service on a Committee of our Board or for service as Chairman of the Board or any Committee.